SCHEDULE 14C INFORMATION
            Information Statement Pursuant to Section 14(c) of the
                   Securities Exchange Act of 1934

Check the appropriate box:

o Preliminary Information Statement
o Confidential, for Use of the Commission Only (as permitted by Rule 14c-
5(d)(2))
x Definitive Information Statement



                         MANAGEMENT TECHNOLOGIES, INC.
                         -----------------------------

                                             (Name of Registrant As Specified In
Charter)

Payment of Filing Fee (Check the appropriate box):

  x No Fee required.
  o Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

  1)Title of each class of securities to which transaction applies:
  2)Aggregate number of securities to which transaction applies:
  3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
  4)Proposed maximum aggregate value of transaction:



                                                                      (068443.1)
  5)Total fee paid:
o Fee paid previously with preliminary materials.
o Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:
  2) Form, Schedule or Registration Statement No.:
  3) Filing Party:
  4) Date Filed:



                                            October 22, 1997

                                                                      (068443.1)
Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Shareholders of Management Technologies, Inc. (the "Company") on Friday, November 21, 1997, at 5:00 p.m. EST, at the offices of Management Technologies, Inc., 630 Third Avenue, 15th Floor, New York, New York. Your Board of Directors and management look forward to greeting those stockholders who are able to attend.

  The Notice of Annual Meeting of Stockholders and Information Statement containing information pertaining to the business to be transacted at the meeting appear on the following pages.

    On behalf of the Board of Directors and management, I would like to thank you for your interest and participation in the affairs of the Company.

                    Sincerely,



                    /s/ Michael J. Edison
                    ---------------------

                    Michael J. Edison
                    Chairman and CEO

                                                                      (068443.1)


                    MANAGEMENT TECHNOLOGIES, INC.

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                 TO BE HELD FRIDAY, NOVEMBER 21, 1997

TO THE STOCKHOLDERS:

    NOTICE IS HEREBY GIVEN, that the Annual Meeting of Stockholders of Management Technologies, Inc. (the "Meeting") will be held at 5:00 p.m. on Friday, November 21, 1997 at the offices of Management Technologies, Inc. (the "Company"), 630 Third Avenue, 15th Floor, New York, New York 10017, for the following purposes:

1. To elect a board of five directors to serve until the next Meeting or until their successors are duly elected and qualified;

2. To approve a proposal to amend the Company's Certificate of Incorporation to authorize a reverse stock split of the outstanding shares of common stock;

3. To approve a proposal to amend the Company's Certificate of Incorporation to authorize 20,000,000 shares of Preferred Stock.

                                                                      (068443.1)
4. To ratify the selection, by the Board of Directors, of independent auditors for the year ending April 30, 1998; and

5. To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on October 8, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting.

Stockholders are cordially invited to attend the Meeting.

                              By Order of the Board of Directors,



/s/ Patrick Huguenin
--------------------

Patrick Huguenin
Chief Financial Officer

October 22, 1997

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

                                                                      (068443.1)
                         MANAGEMENT TECHNOLOGIES, INC.
                                630 THIRD AVENUE
                           NEW YORK, NEW YORK, 10017
                             INFORMATION STATEMENT
                                      FOR

                         ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD FRIDAY, NOVEMBER 21, 1997
INTRODUCTION

    This Information Statement is furnished by the Board of Directors of Management Technologies, Inc. (the "Company"), in connection with the Annual Meeting of Stockholders of the Company (the "Meeting") to be held on Friday, November 21, 1997 at 5:00 p.m. at the Company's offices at 630 Third Avenue, 15th Floor ,New York, New York for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

    The holders of record of the Company's common stock, par value $.01 per share, as of the close of business on October 8, 1997 (the "Record Date"), are entitled to vote on all matters brought before the Meeting. As of July 31, 1997 there were 141,703,439 common shares outstanding.

                                                                      (068443.1)
    Each stockholder is entitled to one vote for each share of common stock held by him or her at the close of business on the Record Date. All stockholders are encouraged to attend the Meeting and vote his or her shares in person as the Company is not providing proxies herewith or soliciting any proxies.

    This Information Statement is first being mailed to stockholders on or about October 28, 1997. A copy of the Company's Annual Report for the year ended April 30, 1997 is being mailed to all stockholders with this Proxy Statement.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth, as of July 31, 1997, certain information regarding beneficial ownership of Common Stock (i) by each person who is known to the Company to be the beneficial owner of more than 5% of the Common Stock,
(ii) by each of the directors and executive officers of the Company and (iii) by all directors and executive officers of the Company as a group. Ownership is expressed in post May 15, 1995 split shares:

Name and Address of  Amount and Nature   Percent of
Beneficial Holder or of                  Class
Identity of Group    Beneficial          Common Stock(1)
                     Ownership
                     Common stock

Michael Awerbuch     0                   0
216 Seventh Avenue,

                                                                      (068443.1)
# 4A
New York, NY 10011

Anthony J. Cataldo   212,985             0.2%
63 North East
Village Rd
Concord, NH 03301


Paul Ekon            35,714              0.0%
22 Wellington Garden
Hampstead
London NW3

Michael J. Edison    10,000,000 (2)      7.2%
3540 W Sahara, Suite
469
Las Vegas, Nevada
89102

Patrick Huguenin     500,000 (3)         0.4%
319 East 78th
Street, Apt 2A
New York, NY 10021

Peter Morris         0(4)                0

                                                                      (068443.1)
Shottley Hall
Church Walk
Shottley
United Kingdom


John Ridley          0 (5)               0
117 Highfield Way
Rickmansworth
Hertfordshire
WD3 2TL
England

Peter Svennilson     0                   0
12 Old Bond Street
London, England

S. Keith Williams    0                   0
18 Broomfield Road
Oxshott, Surrey
     England

All Officers and     10,748,699          7.72%
Directors as a Group
(9 persons)

                                                                      (068443.1)
(1) Based on an aggregate of post May 15, 1995 split shares of Common Stock ("Shares") outstanding as of August 8, 1997 of 139,203,435.
(2) Excluding options to purchase 15,000,000 common shares of the Company, not vested as of April 30, 1997.
(3) Excluding options to purchase 750,000 common shares of the Company, not vested as of April 30, 1997.
(4) Excluding shares issuable on conversion of $310,000 of Series SA convertible debenture held by Mr. Morris. See Note 11 to the Financial Statements for conversion terms.
(5) Excluding shares issuable on conversion of $7,750 of Series SA convertible debenture subscribed by Mr. Ridley. See Note 11 to the Financial Statements for conversion terms.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
  PETER J. MORRIS

Mr. Morris was appointed President and Chief Operating Officer of the Company in November of 1995. On February 14, 1996, the Company issued Mr. Morris a Series SA convertible debenture in the amount of $310,000 in settlement of all bonuses due Mr. Morris at that date. The convertible debenture is convertible into common shares of the Company at the lower of $0.48 or 62.5% of the average close bid for the Company's common stock for the five days immediately preceding the declaration of conversion. The Series SA convertible debenture yields 9% interest and matures on December 31, 1997.

     JOHN RIDLEY

                                                                      (068443.1)
On February 13, 1996, Mr. Ridley subscribed to a Series SA convertible debenture in the amount of $7,750. The convertible debenture is convertible into common shares of the Company at the lower of $0.48 or 62.5% of the average close bid for the Company's common stock for the five days immediately preceding the declaration of conversion. The Series SA convertible debenture yields 9% interest and matures on December 31, 1997.

ITEM 1 - ELECTION OF DIRECTORS

    Five directors are to be elected at the Meeting to hold office until the next Meeting or until their successors have been duly elected and qualified.
The election of directors requires the affirmative vote of at least the majority of shares of common stock present or represented at a meeting at which a quorum (one-third of the outstanding shares of common stock) is present or represented.


    The following table sets forth the name and age of each nominee for director and each executive officer other than such nominees, the year first elected a director or, in the case of the other executive officers, the year first appointed an executive officer, and the positions held by them with the Company.


                               YEAR
         NAME                 FIRST
                        AG   ELECTED          POSITION(S) HELD
                         E

                                                                      (068443.1)

NOMINEES:
---------

Michael J. Edison       52     1997   Chairman of the Board,
                                      President, Chief Executive
                                      Officer and Director

Patrick Huguenin        50     1997   Vice President - Finance &
                                      Administration, Chief
                                      Financial Officer,
                                      Secretary, Treasurer and
                                      Director

Paul Ekon               38     1995   Director

Joe Mermis              54      n/a   Director

William Gustafson       42      n/a   Director


MICHAEL J. EDISON has served as a Director, Chief Executive Officer and President of the Company from February of 1997. Mr. Edison served as Chairman and Chief Executive Officer of the Edison Companies Inc. since 1991. Mr. Edison founded Insur USA in 1984 and served as its Chairman from 1984 to 1991. PAUL EKON was appointed a Director and Chief Executive of the Company in October of 1995. Mr. Ekon was engaged in various manufacturing and marketing businesses in South Africa since 1990.

                                                                      (068443.1)
PATRICK HUGUENIN has served as Chief Financial Officer and as Director from April of 1997. Mr. Huguenin served as Vice President for Finance and Administration and in various management positions with the Company since 1985.
 He holds a law degree and an Master of Business Administration.
WILLIAM GUSTAFSON served as a Director of Big Top Productions Corp, a California based CD ROM & Internet software development company from 1993 to 1996 and as a
 Director of Darwin Mineral Ventures, Inc., a Nevada company engaged in mineral processing patent development and production from 1993 to 1997. Mr. Gustafson is private real estate developer in the United States.

JOE MERMIS has served as  Chief Executive Officer  of Mermis Investment Co., a
California based venture capital company from 1994 to present.   He also served
as Director of VTX Corporation, a California based venture capital company focusing on the television cable business, between 1992 and 1993 and as Chairman and Director of Pinnacle Entertainment Group Corp., a California based real estate investment company from 1992 to 1995.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    In the fiscal year ending April 30, 1997 the Board of Directors held 24
meetings and all Directors attended at least 75% of the meetings held.    In
addition, a number of actions were approved by unanimous written consent resolutions of the directors. There were no committees of the Board of Directors. All decisions pertaining to audit, compensation and option grants were under the direct jurisdiction of the Board of Directors.

                                                                      (068443.1)

ITEM 2 - PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO AUTHORIZE A REVERSE STOCK SPLIT OF THE OUTSTANDING SHARES OF COMMON STOCK

    Approval of this proposal would permit the Board of Directors, in its discretion, to implement a reverse stock split (the "Reverse Stock Split") of the Company's outstanding shares of common stock in any ratio between 1:10 and 1:30, which would reduce the number of outstanding shares of common stock (as well as affecting the amount and exercise price of shares underlying warrants and certain options) on a pro-rata basis, would affect all stockholders proportionately and would, therefore, increase the amount of common stock available for future issuance. The shares of common stock outstanding after the proposed reverse stock split would have the same rights and privileges as the shares of common stock currently held.

    Adoption of the Reverse Stock Split will reduce the presently issued and outstanding shares of Common Stock from 163,036,772 to approximately 16,303,677 if in the ratio 1:10 and approximately 5,434,559 if in the ratio of 1:30 (as a result of rounding, the actual number may be slightly higher). The number of authorized shares of Common Stock shall remain at 200,000,000. The Company believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the proposed Reverse Stock Split should increase the per share price of the Common Stock, which may encourage greater interest in the Common Stock and possibly promote greater liquidity for the Company's
stockholders.   However, the increase in the per share price of the Common Stock as a consequence of the proposed Reverse Stock Split may be proportionately less

                                                                      (068443.1)
than the decrease in the number of shares outstanding. In addition, any increased liquidity due to any increased per share price could be partially or entirely off-set by the reduced number of shares outstanding after the proposed Reverse Stock Split. Nevertheless, the proposed Reverse Stock Split could result in a per share price that adequately compensates for the adverse impact of the market factors noted above. There can, however, be no assurance that the favorable effects described above will occur, or that any increase in per share price of the Common Stock resulting from the proposed Reverse Stock Split will be maintained for any period of time. In addition, there can be no assurance that a public market for the Company's securities will continue.

    No fractional shares will be issued. All fractional interests resulting from the Reverse Stock Split will be increased to the next higher whole number of shares. The Company believes that the approximate total number of beneficial holders of the Common Stock of the Company is in excess of 6,000. After the Reverse Stock Split the Company estimates that it will continue to have approximately the same number of stockholders.

    The number of issued shares after the Reverse Stock Split is approximate. Except for changes in the number of shares owned resulting from the Reverse Stock Split, the rights and privileges of holders of shares of Common Stock will remain the same, both before and after the proposed Reverse Stock Split.

    There can be no assurance that the market price of the Common Stock after the proposed Reverse Stock Split will be proportionately greater than the market

                                                                      (068443.1)
price before the proposed Reverse Stock Split, or that such price will either exceed or remain in excess of the current market price.

    Federal Income Tax Consequences
    ------- ------ --- ------------


    The following information is based on discussions with counsel. No opinion of counsel has been obtained. Stockholders are advised to consult with their own tax advisors for more detailed information relating to their individual federal state and local tax circumstances.

1.   The proposed Reverse Stock Split will be a reorganization described in section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

2. The Company will recognize no gain or loss as a result of the proposed Reverse Stock Split.

3. Stockholders will recognize no gain or loss to the extent that currently outstanding shares of Common Stock are exchanged for new shares of Common Stock pursuant to the proposed Reverse Stock Split.

4. The tax basis of the new Common Stock received in exchange for Common Stock pursuant to the proposed Reverse Stock Split will be the same as the stockholders' basis in the stock exchanged. Therefore, the new shares of Common Stock in the hands of a stockholder will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of Common

                                                                      (068443.1)
     Stock held by that stockholder immediately prior to the proposed Reverse Stock Split.

    Any reverse split would be implemented solely in the discretion of the Board of Directors which reserves the right to implement the reverse split at the time of its choosing and at any ratio from one-to-ten to one-to-thirty. If the application of the ratio causes any stockholder to have a fractional share of stock, such share will be rounded up to the next highest whole share.

    While approval of this proposal would not increase the authorized capital of
                                          ---

the Company, additional shares of common stock would be available to the Company for issuance due to the decrease of currently outstanding common stock caused by a reverse stock split. Any additional shares of common stock made available by this amendment could be issued at the direction of the Company's Board of Directors from time to time for any proper corporate purpose, including, without limitation, the acquisition of other businesses, the raising of additional capital for use in its business, a split of, or dividend on, then outstanding shares or in connection with any employee stock plan or program. Any future issuances of authorized shares of common stock may be authorized by the Board of Directors without further action by the stockholders.

    Although the Company's Board of Directors will issue common stock only when required or when the Board considers such issuance to be in the best interests of the Company, the issuance of additional common stock may, among other things, have a dilutive effect on earnings per share and on the equity and voting rights of stockholders. Furthermore, since New York law requires the vote of a

                                                                      (068443.1)
majority of shares of each class of stock in order to approve certain mergers and reorganizations, the additional authorized but unissued shares of common stock available as a result of the reverse stock split could permit the Board to issue shares to persons supportive of management's position. Such persons might then be in a position to vote to prevent a proposed business combination which is deemed unacceptable to the Board, although perceived to be desirable by some stockholders, including, potentially, a majority of stockholders. This could provide management with a means to block any majority vote which might be necessary to effect a business combination in accordance with applicable law. Additionally, the presence of such additional authorized but unissued shares of common stock could discourage unsolicited business combination transactions which might otherwise be desirable to stockholders. The Board of Directors is not currently aware of any contemplated hostile or friendly takeover attempt or business combination proposal.

    Except for (i) shares of common stock reserved for issuance pursuant to stock option plans and other agreements, (ii) shares of common stock reserved for issuance upon exercise of outstanding warrants and, (iii) shares of common stock reserved for issuance upon exercise of any Underwriters' Option, the Company's Board of Directors has no current plans to issue additional shares of common stock. However, the Board believes that the benefits of providing it with the flexibility to issue shares without delay for any proper business purpose, including as an alternative to an unsolicited business combination opposed by the Board, outweigh the possible disadvantages of dilution and discouraging unsolicited business combination proposals, and that it is prudent and in the best interests of stockholders to provide the advantage of greater

                                                                      (068443.1)
flexibility which will result from this amendment as well as permitting the proposed offering to proceed.

    The affirmative vote of a majority of the shares present and entitled to vote at the Meeting are required for approval of the amendment to the Certificate of Incorporation. Abstentions will be treated as "NO" votes and Broker Non-Votes will be disregarded.

ITEM 3 - PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO AUTHORIZE A CLASS OF PREFERRED STOCK

      The Company is not currently authorized to issue Preferred Stock and the Board of Directors recommends approving this proposal to authorize 20,000,000 shares of Preferred Stock. If approved, these shares of Preferred Stock would be "blank check" which would give the Board of Directors the authority to designate the rights, terms and preferences of each issuance of Preferred Stock.
 If approved, shares of Preferred Stock will be readily available for use in any acquisition or financing or upon the exercise of options, if granted.

    Shares of Preferred Stock that will be authorized but not issued are issuable at any time and from time to time, by action of the Board of Directors without further authorization from the Company's stockholders, except as otherwise required by applicable law or rules and regulations, to such persons and for such consideration as the Board of Directors determines. This will permit the Company to consider financings, acquisitions or other transactions which may require the issuance of shares of Preferred Stock. The Company is not

                                                                      (068443.1)
currently considering any financing transactions which would involve the issuance of Preferred Stock, and the Company has no commitments which would require the issuance of any shares of Preferred Stock.

    The issuance of preferred stock by the Board of Directors could adversely affect the rights of the holders of Common Stock. For example, such issuance could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends and in liquidation over the Common Stock, and could (upon conversion or otherwise) enjoy all of the rights appurtenant to Common Stock. The authority possessed by the Board of Directors to issue preferred stock could potentially be used to discourage attempts by others to obtain control of the Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly to achieve. There are no issued and outstanding shares of preferred stock, and there are no agreements or understandings regarding the issuance of preferred stock.

    The affirmative vote of a majority of the shares present and entitled to vote at the Meeting a re required for approval of the amendment to the Certificate of Incorporation. Abstentions will be treated as "NO" votes and Broker Non-Votes will be disregarded.

ITEM 4 - RATIFICATION OF THE APPOINTMENT OF AUDITORS

    The Board of Directors recommends the appointment of KPMG Peat Marwick LLP to audit the books and financial records of the Company for the year ending

                                                                      (068443.1)
April, 30 1997 Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting, will be available to respond to appropriate questions, and will be afforded the opportunity to make a statement if they desire to do so.

    The affirmative vote of the majority of the outstanding stock entitled to vote thereon is required to approve the appointment.

COMPENSATION OF OFFICERS AND DIRECTORS

The following table shows, for the years ended April 30, 1997, 1996 and 1995, the total cash compensation paid by the Company to its chief executive officers and most highly compensated executive officers.
  SUMMARY COMPENSATION TABLE

                  ANNUAL COMPENSATION        LONG-TERM COMPENSATION

NAME AND    FISCALSALARY   BONUS    OTHER    RESTRSECURITIESIP ALL
PRINCIPAL   YEAR  ($)      ($)      ANNUAL   ED   UNDERLYINGY- OTHER
POSITION                            COMPEN-  STOCKOPTIONS OUT  COMP
                                    SATION   AWARDSARS    ($)  ENSA
                                    ($)      ($)  (#)          TION




Anthony J.  1996  54,167   4,498                               287,108

                                                                      (068443.1)
Cataldo,    1995  225,000  10,000   52,896        400,000
Chief
Executive
Officer,
President
(1)

Michael J.  1997  68,400
Edison (2)

Paul Ekon   1997  90,598   0
(3)         1996  105,916           16,714

Peter       1997  338,434
Morris,     1996  252,650  108,000  0
President   1995  77,000   124,500
and Chief
Operating
Officer
(4)

Peter       1996  0        0        0
Svennilson  1995  0        0        0
Chairman,
Chief
Executive

                                                                      (068443.1)
Officer
and
Director

John        1997  164,941
Ridley

S. Keith    1996  100,104  0        16,114
Williams,   1995  196,389  99,511   34,546
President
and Chief
Operating
Officer
(5)

(1) Effective December 31, 1991, Mr. Cataldo entered into an employment agreement with the Company to serve as its President. The term of the agreement expired on July 31, 1995, and was extended to July 31, 1997 by an Amendment and Extension Agreement dated August 1, 1994 (the "Amendment and Extension Agreement"). Under the terms of Mr. Cataldo's original employment contract, he received an annual salary of $150,000, plus a bonus equal to 2% of the Company's annual revenues as reported in the Company's annual report. Mr. Cataldo was also entitled to receive an expense allowance of $2,000 per month. Pursuant to his employment agreement, Mr. Cataldo also received options, to purchase 700,000 shares of Common Stock at $0.25 per share and options to purchase 700,000 Class C Warrants at $0.43 per warrant. The employment agreement provided that options

                                                                      (068443.1)
to purchase 150,000, 200,000, 200,000 and 150,000 options of each type are to be exercisable as of December 31, 1991, 1992, 1993 and 1994, respectively. Mr. Cataldo received $12,500 for consulting services rendered in November and December of 1991. On September 22, 1993 and September 15, 1994, Mr. Cataldo exercised options to purchase 75,000 and 100,000 shares of Common Stock, respectively, at an exercise price of $.25 per share. Under the terms of the Amendment and Extension Agreement, Mr. Cataldo's contract was extended to August 1, 1997. He was entitled to a annual compensation of $250,000 and to an expense allowance of $25,000 per annum. He no longer received a bonus. In addition, the Amendment and Extension Agreement provided for the grant, each year, of options to purchase 400,000 common shares of the Company at $0.625 each. Effective July 13, 1995, Mr. Cataldo resigned as Chairman and Chief Executive Officer. By Separation Agreement and Release dated July 6 and 7, 1995 (the "Separation Agreement"), the Company agreed to pay Mr. Cataldo $300,000 in consulting fees in twelve $25,000 monthly installments, to be applied against fees for financial consulting services Mr. Cataldo may render to the Company;
in addition, the Company agreed to grant Mr. Cataldo a non-recourse, interest free $280,000 loan to purchase common shares of the Company; the loan is
secured by said common shares.   The Separation Agreement also provides that Mr.
Cataldo relinquishes all stock options and warrants granted to him under his employment agreements. By amendment to the Separation Agreement, Mr. Cataldo and the Company agreed to cancel the $280,000 non-recourse loan granted Cataldo and to retire the common shares subscribed by Cataldo and pledged to secure said loan. The Company further agreed to pay Mr. Cataldo $20,000 in addition to $105,000 previously paid to Cataldo under the Separation Agreement and to issue

                                                                      (068443.1)
Mr. Cataldo 212,700 shares of common stock of the Company in full and final satisfaction of the Company's obligations to Mr. Cataldo.
(2) Effective December 18, 1996, Mr. Edison entered into an employment agreement with the Company to serve as its President and Chief Executive Officer. for a period ending December 18, 1999. Mr. Edison is entitled to a bas compensation of 10,000 British pounds per month, or approximately $195,000 per annum. In addition, Mr. Edison was granted 10,000,000 shares of common stock of the Company, in lieu of additional compensation. Mr. Edison is entitled to a performance bonus of (i) 5,000,000 shares of common stock of the Company in the event the market price of the Company's common stock closes at or above $0.25 for ten consecutive trading days, and (ii) 5,000,000 shares of common stock of the Company in the event the market price of the Company's common stock closes at or above $0.50 for ten consecutive trading days. The Company is obligated to register one half of the shares granted to Mr. Edison as soon as practical.
Mr. Edison was granted options to purchase 15,000,000 shares common stock of the Company at $0.16. Such options shall vest as follows:
 .      5,000,000 when the Company achieves annual sales of $50,000,000 and
       $3,500,000 in pre-tax profits;
 .      5,000,000 when the Company achieves annual sales $100,000,000 and
       $7,000,000 in pre-tax profits; 5
 .      5,000,000 when the Company achieves annual sales of $150,000,000 and
       $10,000,000 in pre-tax profits;
(3) Mr. Ekon serves as the Company's Chief Executive Officer. His base salary is 60,000 British Pounds per year or approximately $93,000. Mr. Ekon is also entitled to a car allowance of 6,000 British Pounds per year, or approximately $9,300. Mr. Ekon's contract was terminated effective September 30, 1996 by

                                                                      (068443.1)
agreement between Mr. Ekon and the Company.   Mr. Ekon served as Chief Executive
Officer through February, 1997 and continues to serve as a Director of the Company.
(4) Effective January 20, 1995, Mr. Morris entered into an employment agreement with the Company to serve as Managing Director of its wholly owned subsidiary, MTi Trading Systems. Under the terms his employment contract, Mr. Morris was entitled to an annual base salary of 150,000 British Pounds or approximately $230,000 and to a stock option equivalent to half of one percent of the Company's registered shares, plus a 50,000 British Pounds or approximately $77,500 sign on bonus. Subsequent to Mr. Morris' appointment as the Company's President and Chief Operating Officer, the Company agreed to raise Mr. Morris' base salary to 200,000 British Pounds or approximately $310,000 and to grant Mr. Morris a 100,000 British Pound or approximately $155,000 bonus and a 50,000 British Pounds or approximately $77,500 success bonus on completion of the MDIS Acquisition, in exchange for unpaid sign on bonus plus cancellation of his stock options. The MDIS Acquisition was closed on March 1, 1996. Mr. Morris is also entitled to the use of a company car at a cost of 7,500 British Pounds or approximately $11,000. Mr. Morris' employment contract can be terminated by either party on a one year notice. Mr. Morris resigned as a director and as an officer of the Company effective April 1, 1997. The Company agreed to pay Mr. Morris 63,941.99 British pounds as full and final settlement under his employment agreement.
(5) On July 12, 1994, Mr. Williams entered into an employment agreement with the Company which was due to terminate on May 31, 1997, providing for a minimum base salary of 155,000 British pounds per annum, or approximately $248,000. Mr. Williams resigned on September 25, 1995.

                                                                      (068443.1)
  OPTION GRANTS IN LAST FISCAL YEAR
The Company granted options to purchase 15,000,000 common shares to Mr. Edison and options to purchase 750,000 common shares to Mr. Huguenin. These options will vest as follows:

 .      One third when the Company achieves annual sales of $50,000,000 and
       $3,500,000 in pre-tax profits;
 .      One third when the Company achieves annual sales $100,000,000 and
       $7,000,000 in pre-tax profits;
 .      One third when the Company achieves annual sales of $150,000,000 and
       $10,000,000 in pre-tax profits;
No options or SAR's were exercised by officers or directors of the Company during the year ended April 30, 1997.
The Company does not have Long-Term incentive plans.
Other than health, life and 401(k) plan benefits available to all employees, and the stock option plans described below which the Company may determine to pay to officers and/or employees, the Company does not currently have in effect any pension, profit sharing or other employee benefit plans.
The Company does not have a Directors and Officers liability insurance policy in force.
  COMPENSATION OF DIRECTORS
The Company pays $5,000 per year to non-employee directors and reimburses them for travel and lodging expenses incurred in connection with their services in that capacity.
In addition, Mr. Guazzoni, a Director of the Company from February 1994 to March 1996, was granted 50,000 warrants exercisable at $0.01 from July 15, 1996 to

                                                                      (068443.1)
January 15, 1997 as additional compensation for his services as a Director of the Company. He exercised these warrants.

COMPLIANCE WITH SECTION 16 (A) OF THE EXCHANGE ACT:

The Company has received a copy of reports on Form 5 filed by Messrs. Edison, Huguenin and Ekon, and has not received copies of any other Form 5 with respect to the fiscal year ended April 30, 1997 or any representations from any other officer or director or 10% shareholder of the Company, that any such Form 5 was not required to be filed. Accordingly, Messrs. Morris, Ridley, Awerbuch, as well as any other person who, at any time during such fiscal year, was a director, officer or beneficial owner of more than ten percent of the Company's Common Stock may not have filed, on a timely basis, reports required by Section 16(a) during the most recent fiscal year.


CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT:

    None.


ANNUAL REPORT/FORM 10-KSB

    The Company's 1997 Annual Report to its stockholders is a reproduction of its Form 10-KSB filed with the United States Securities and Exchange Commission ("SEC"), excluding the Index to Exhibits and any filed exhibits, and is being

                                                                      (068443.1)
mailed to all stockholders concurrently with this information statement. Copies of the Company's Form 10-KSB (without exhibits) as filed with the SEC may be obtained by writing to the Corporate Secretary, Management Technologies, Inc., 630 Third Avenue, New York, NY 10017.




INCORPORATION BY REFERENCE

    The Financial Statements contained in the Annual Report accompanying this Information Statement are incorporated herein by reference.

By Order of the Board of Directors,



/s/ Patrick Huguenin
--------------------

Patrick Huguenin
Chief Financial Officer


New York, New York
October 22, 1997